UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) November 8, 2016

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On November 8, 2016 Entergy Corporation (“Entergy”) announced that it has entered into a purchase and sale agreement with NorthStar Group Services, Inc. (“NorthStar”) to sell to a NorthStar subsidiary 100% of the membership interests in Entergy Nuclear Vermont Yankee, LLC (“ENVY”), the owner of the Vermont Yankee Nuclear Power Station. The sale of ENVY to NorthStar will include the transfer of ENVY’s nuclear decommissioning trust and its obligations for spent fuel management and decommissioning. Entergy also announced plans to accelerate the transfer of all spent nuclear fuel to dry cask storage by approximately two years from 2020 to 2018, subject to obtaining necessary regulatory approvals.

Currently, ENVY has an outstanding credit facility to pay for dry fuel storage costs (the “Existing Credit Facility”). At or before closing, a subsidiary of Entergy will either assume the obligations of ENVY under the Existing Credit Facility or enter into a new credit facility (with the proceeds used to pay off the Existing Credit Facility). In either case, Entergy will guaranty the facility. At the closing, NorthStar will pay $1,000 for the membership interests in ENVY, and NorthStar will cause ENVY to issue a promissory note to the Entergy entity selling the membership interests in ENVY.  The amount of the promissory note issued will be equal to the amount drawn under the Existing Credit Facility or the amount drawn under the new credit facility, plus borrowing fees and costs incurred by Entergy in connection with such facility. The principal amount drawn under the Existing Credit Facility was $41.5 million as of September 30, 2016 and the net book value, including unrealized gains on the decommissioning trust, of ENVY as of September 30, 2016 was approximately $96.2 million.

Under the purchase and sale agreement and related agreements to be entered into at the closing, NorthStar will commit to initiate decommissioning by 2021 and complete those activities, along with the partial restoration of the Vermont Yankee site, with the exception of the independent spent fuel storage installation (“ISFSI”) and the switchyard, by 2030 (“Partial Site Restoration”). The original completion date, as outlined in Entergy’s Post Shutdown Decommissioning Activities Report filed with the Nuclear Regulatory Commission (“NRC”), was 2075.

ENVY, under NorthStar ownership, will be required to prepay the promissory note with certain of the proceeds from the recovery of damages under its claims against the Department of Energy related to spent nuclear fuel disposal, with any balance remaining due at Partial Site Restoration, subject to extension not to exceed two years from Partial Site Restoration.

The transaction is subject to certain closing conditions, including approval by the NRC; approval by the State of Vermont Public Service Board, including approval of revised site restoration standards that will be proposed as part of the transaction; the transfer of all spent nuclear fuel to dry fuel storage on the ISFSI; and that the market value of the fund assets held in the decommissioning trust fund (“NDT”) for the Vermont Yankee Nuclear Power Station, less the hypothetical income tax on the aggregate unrealized net gain of such fund assets at closing, is equal to or exceeds $451.95 million (subject to upward adjustment to the extent certain contemplated work is not completed prior to closing). The amount of any contribution to the NDT that may be required to meet the minimum funding level is highly uncertain and will depend on, among other things, the level of future expenditures from the NDT for work performed prior to closing and the market performance of the investments in the NDT through closing. Entergy is not required to make any contribution to the NDT to cause this condition to be satisfied. Subject to such conditions, the transaction is expected to close by the end of 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Marcus V. Brown
Marcus V. Brown Executive Vice President and General Counsel

Dated: November 8, 2016